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                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                      FORM 15

              Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange Act
                   of 1934 or Suspension of Duty to File Reports
                   Under Sections 13 and 15(d) of the Securities
                               Exchange Act of 1934.

                                                  Commission File Number 0-18011
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                                   ONBANCORP, Inc.
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                (Exact name of registrant as specified in its charter)

           101 South Salina Street, P.O. Box 4983, Syracuse, NY  13221-4983
                                    (315) 424-4400
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


               ONBANCorp, Inc. Common Stock, par value $1.00 per share
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               (Title of each class of securities covered by this Form)

     ONBANCorp, Inc. 9.25% Exchange Subordinated Deferrable Interest Debentures ONBANCorp, Inc. Exchange Guarantee with Respect to OnBank Capital Trust I
                         9.25% Exchange Capital Securities
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box (es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4 (a) (1) (i)   [X]            Rule 12h-3 (b) (1) (ii)    [ ]
          Rule 12g-4 (a) (1) (ii)  [ ]            Rule 12h-3 (b) (2) (i)     [ ]
          Rule 12g-4 (a) (2) (i)   [ ]            Rule 12h-3 (b) (2) (ii)    [ ]
          Rule 12g-4 (a) (2) (ii)  [ ]            Rule 15d-6                 [ ]
          Rule 12h-3 (b) (1) (i)   [X]


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          Approximate number of holders of record as of the certification or notice date: 0

          Pursuant to the requirements of the Securities Exchange Act of 1934, Olympia Financial Corp., successor by merger to ONBANCorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  April 2, 1998                         By: /s/ Howard L. Hyde
                                                 -------------------------------
                                             Counsel to Olympia Financial Corp.,
                                             successor by merger to ONBANCorp,
                                             Inc.